EXHIBIT 10.25

November 9, 2005

Mr. Mark D. Quick
2280 N. Greenville Avenue
Richardson, Texas 75082

Re:
Award Agreements under the 1993 and 2004 Long Term Incentive Plans of Fossil, Inc. (the "Plans")

Dear Mark:

This Letter Agreement shall confirm our mutual understanding and intent regarding certain stock options granted to you pursuant to certain Award Agreements under the Plans consisting of (i) the Award Agreement dated January 1, 2002 ("2002 Award"), and (ii) the Award Agreements granted to you after 2002 ("Post 2002 Awards") (collectively, "Awards"). By signing this letter, you agree that the Awards were granted in the manner expressly set forth in this Letter Agreement.

All of the Awards provide certain special rights and benefits (described below) upon your "Retirement", which for all purposes of this Letter Agreement, means your termination of full time employment with Fossil Inc. and its subsidiaries and related companies (the "Company") on the date ("Retirement Date") you set forth in an Effective Retirement Notice (as hereafter defined.) All of the Awards provide that an "Effective Retirement Notice" is one which satisfies all of the following conditions:

  (1)
  is in writing and addressed to the CEO and Compensation Committee;

  (2)
  is delivered to the General Counsel of the Company after you have attained the age of fifty seven (57); and

  (3)
  specifies a Retirement Date that is not earlier than the first anniversary of the date it is delivered to the General Counsel.

Without limiting the generality of the forgoing, if your full time employment with the Company terminates for any reason on any date other than your Retirement Date, your termination will not be a Retirement, and your rights, duties and obligations under the Awards will be unaffected by the terms set forth in this Letter Agreement.

        The Awards further provide as follows:

        (A)  2002 Award. The 2002 Award provides that upon your Retirement, you will be entitled to exercise 100% of your 2002 Award (including, without limitation, otherwise nonvested options) for a period of 90 days following your Retirement Date.

        (B)  Post 2002 Awards. The Post 2002 Awards (including, without limitation, Awards not yet granted unless they expressly provide to the contrary) provide that upon your Retirement (i) such Post 2002 Awards will continue to vest as though you continued to be employed after your Retirement Date, and (ii) such Post 2002 Awards may be exercised (a) in the case of options which were vested on your Retirement Date, at any time prior to the first anniversary of your Retirement Date, and (b) in the case of each option which becomes vested after your Retirement Date, at any time prior to the first anniversary of such option's vesting date.

Any options under Award Agreements not timely exercised in accordance with the terms of this Letter Agreement or the respective Award Agreement, as applicable, shall terminate and be of no further force or effect.

This Letter Agreement supercedes any and all prior written or verbal agreements between you and the Company pertaining to the subject matter herein, and may only be amended in a writing signed by both parties. Except as specifically provided for herein, all other terms and conditions of the Award Agreements shall remain unchanged and in full force and effect. Notwithstanding anything in this Letter Agreement to the contrary, the provisions of this Letter Agreement pertaining to the 2002 Award and Post 2002 Awards shall be superceded by any contrary provisions regarding accelerated vesting included in any future Company amendments to awards made under the Plans pertaining to executive officers. Without limiting the generality of the forgoing, this Letter Agreement shall have no force or effect on the terms of any grants to you under the Company's Restricted Stock Plan, but shall apply only to the Awards as described herein.

Sincerely,
Fossil, Inc.

	By:	/s/ Kosta N. Kartsotis Kosta N. Kartsotis President and CEO
Agreed and accepted:
/s/ Mark D. Quick Mark D. Quick	Date:

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